AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO International Funds, Inc. a Maryland corporation (the "Fund") and INVESCO Funds Group, Inc., a Delaware corporation (the "Adviser") as of the 28th day of February, 1997 (the "Agreement").

                                   WITNESSETH:

      WHEREAS, the Fund is a corporation organized under the laws of the State of Maryland; and

      WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act") , as a diversified, open-end management investment company and has multiple classes of shares which is divided into several series, each representing an interest in a separate portfolio of investments (the "Portfolios"); and

      WHEREAS, the Fund and the Adviser are affiliated companies; and

      WHEREAS, the Fund and the Adviser desire to modify certain of the terms and conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the Agreement shall be, and hereby is, amended as follows:

      1. All references to the INVESCO Pacific Basin Fund and INVESCO Latin American Growth Fund shall be removed as those Portfolios were liquidated effective November 28, 2000 pursuant to an Agreement and Plan of Liquidation and Termination at a special meeting of shareholders held on November 27th, 2000.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 28th day of November, 2000.

                                    INVESCO INTERNATIONAL FUNDS, INC.

                                    By:   /s/ Mark H. Williamson
                                          ----------------------------
                                          Mark H. Williamson, President

ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne, Secretary

                                    INVESCO FUNDS GROUP, INC.

                                    By:   /s/ Ronald L. Grooms
                                          --------------------
                                          Ronald L. Grooms
                                          Senior Vice President
ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne, Secretary